Exhibit 99.1


Global 1 Announces Dividend Structure and Business Plans for Reg. E Funds.



Atlanta, GA November 28, 2006 (Business Wire) Global 1 Investment Holdings Corporation (OTCBB:GOIH), www.gobal1inc.com announces dividend structure and business plans for Reg. E Funds.

Dividend Structure:

The dividend structure will be as follows. We are creating three new classes of preferred stock; Class A, par value $0.25, Class B, par value $0.50, and Class C, par value $1.00. These new classes of preferred stock will have a CUSIP number and we will register the shares to trade in the market. The Class A preferred shares will be convertible into shares of Global Franchising Corp. at a conversion price of $0.25 per share for a period of twenty four (24) months.

CASH PORTION OF DIVIDEND:

Fifteen percent (15%) of the net income after expenses for the period of twenty four months after operations commence of Global Franchising Corp. shall be set aside and paid as a cash dividend, ("the CASH DIVIDEND").

Shareholders of record date December 25, 2006 shall receive one (1) share of preferred stock, Class A, par value $0.25, for each share of GOIH owned and receive the right to twenty five (25%) percent of the Cash Dividend.

Shareholders maintaining continuous ownership of shares of GOIH for a period of twelve months after December 25, 2006 to December 25, 2007 shall receive an additional right to receive twenty five percent (25%) of the Cash Dividend; and shareholders maintaining continuous ownership of GOIH from December 26, 2007 to December 25, 2008 shall receive one (1) share of Class B preferred shares and the right to receive the remaining fifty percent (50%) of the Cash Dividend.


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Payment Date:

We will announce the payment date of the stock portion of the dividend shortly once the certificates are printed and the registration process is completed. We estimate the dividends to have a total value in excess of $0.75 per share.


London Stock Exchange AIM Program:

We have contacted the London Stock Exchange AIM listing department and inquired of a listing in Europe for our European shareholders and to expand our Global 1 family of funds. We will be seeking listings on several exchanges in 2007 for global distribution of our Reg. E and Reg. S products and financial instruments.

New Funds in Development:

We have several new Funds in development, the International Investment Corporation, ("IIC") which will fund a business incubator franchise, new office space and a full professional staff set for launch.

We will locate business incubator franchises in twenty five (25) major cities around the world and fund the development through IIC. Based on this program we estimate taking public 10-20 new companies each year with trading on the OTCBB, NASDAQ Small Cap and the London Stock Exchange.


Plan of Operations:

Our plan of operations is to immediately create shareholder value through an increase in our stock price and book value. We intend to create new value through the acquisition of several operating businesses and integrate the businesses into our operational model through a business combination transaction.


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Summary:

Our business model is based on Berkshire Hathaway (NYSE: BRK.A), Sears Holdings (NASDAQ: SHLD), the investment bank of Goldman Sachs (NYSE:GS) and the entertainment unit of Time Warner (NYSE:TWX).

Disclaimer: The below disclaimer is incorporated by reference as if fully set forth herein this as well as all media releases on GOIH behalf. The statements contained in this released are forward looking and may or may not occur due to forces beyond the company's control.


Contact:
Global 1 Investment Holdings Corporation.
Barry Thomas, 404-255-0400
investor_relations@mindspring.com
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